Exhibit 99.1

Mesa Air Group Announces Agreement With Raytheon

PHOENIX, Aug. 22 — Mesa Air Group, Inc. (Nasdaq: MESA — news) announced today that it has signed a letter of intent with Raytheon Aircraft Company (NYSE: RTN - news) and Raytheon Aircraft Credit Corporation (collectively, “Raytheon”) to resolve outstanding issues related to its Beech1900D aircraft fleet financed with Raytheon. In the letter of intent, which is subject to definitive documentation, Raytheon has agreed to assist Mesa in reducing Mesa’s 1900D operating expenses. Mesa and Raytheon have also come to an agreement under which Mesa is no longer in default under the outstanding loan agreements. Mesa currently operates 55 Beech 1900D aircraft at its wholly owned subsidiary Air Midwest, Inc., of which 47 are financed by Raytheon.

“We are delighted to have reached this agreement with Raytheon as this was imperative to the continued viability of our B1900D operation. Rural communities across America have witnessed the reduction or elimination of air services as increased government regulation has dramatically increased operating costs for small aircraft such as the B1900D,” said Jonathan Ornstein, Chairman and CEO of Mesa Air Group. “Our agreement with Raytheon culminates our efforts to reduce operating costs to offset the impact of significantly increased federal regulation imposed over the past five years. The future of rural aviation is now truly in the hands of our federal government.”

Mesa Air Group was the recipient of the Professional Pilot Magazine’s Pilot — Management Teamwork Award in 1999. Air Midwest, a wholly owned subsidiary of Mesa, has received the Federal Aviation Administration Certificate of Excellence Diamond Award. Mesa currently operates 126 aircraft with 1,100 daily system departures to 120 cities, 36 states, Canada and Mexico. It operates in the west and mid-west as America West Express, the midwest and east as US Airways Express, in partnership with Midwest Express out of Kansas City and in New Mexico under the independent Mesa Airlines. In addition, the company has 51 regional jets in service, 57 RJs on firm order and holds options on another 164 aircraft. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.